UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 28, 2016

ReWalk Robotics Ltd.

(Exact name of registrant as specified in its charter)

Israel	001-36612	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Hatnufa St., Floor 6, Yokneam Ilit, Israel		2069203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:                        +972.4.959.0123

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 28, 2016, ReWalk Robotics Ltd. (the “Company”) entered into an agreement (the “Consulting Agreement”) with an external consultant (the “Consultant”), under which the Consultant agrees to assist the Company in commercially promoting and expanding insurance coverage of the Company’s ReWalk devices. The Consulting Agreement is one of a number of efforts being undertaken by the Company to facilitate expansion of insurance coverage. Compensation under the agreement is due and payable only if the Consultant is successful and will consist of agreed amounts in cash or stock and a percentage of certain sales resulting from the Consultant’s efforts. Additionally, the Company has agreed to pay the Consultant 10% of the increase in the Company’s market capitalization following the dates when coverage becomes active under national insurance policies that the Consultant secures for the Company. The increase in the Company’s market capitalization will be determined based on the increase between the average closing price over the ten days before disclosure of a relevant coverage decision and the average closing price over the ten days commencing 80 days after such disclosure. These variable payments, which will be made only for the first five national insurance policies the Consultant attains for the Company, (1) may be made in cash or stock at the Company’s choice and (2) may not exceed (i) $6.0 million for the date that the first national coverage policy takes effect, (ii) $5.0 million for the date that the second national coverage policy takes effect and (iii) $2.0 million for each of the dates that the next three national coverage policies take effect. The Company may need to seek shareholder approval pursuant to the rules of The Nasdaq Stock Market LLC should it elect to make such payments in stock. The Consulting Agreement has a term of 12 months, which will extend to 18 months where the Consultant secures a national coverage policy with certain insurers in the first 12 months and to 24 months where the Consultant secures at least two more national coverage policies within the first 18 months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ReWalk Robotics Ltd.

By:	/s/ Kevin Hershberger
Name: Title:	Kevin Hershberger Chief Financial Officer

Dated: May 31, 2016

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